United States
                       Securities and Exchange Commission
                              Washington, DC 20549

           ---------------------------------------------------------

                                    Form 8-K

                                 Current Report


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


           ---------------------------------------------------------

                         Date of Report: October 4, 2002

           ---------------------------------------------------------


                           BOEING CAPITAL CORPORATION
             (Exact name of registrant as specified in its charter)


            Delaware                     95-2564584               0-10795
 (State or other jurisdiction of      (I.R.S. Employer     (Commission File No.)
 Incorporation or Organization)      Identification No.)

              ----------------------------------------------------------------

            500 Naches Ave., SW, 3rd Floor o Renton, Washington 98055
                    (Address of principal executive offices)

                                 (425) 393-2914
              (Registrant's telephone number, including area code)

Item 5.  Other Events

This Current Report on Form 8-K is for the purpose of filing the press release, dated October 4, 2002, which is set forth in Exhibit 99 hereto.

Item 7.  Financial Statement and Exhibits

A.        Exhibits

      Exhibit 99           Press Release dated October 4, 2002

                                    Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                         Boeing Capital Corporation

                                         By   /s/ STEVEN W. VOGEDING

                                             Steven W. Vogeding
 October 4, 2002                    Vice President and Chief Financial Officer

                                                      Boeing World Headquarters
                                                      100 N. Riverside
                                                      Chicago, IL  60606-1596
                                                      www.boeing.com


Boeing Updates Assessment of Financing Unit Portfolio; Will Record Third Quarter Non-Cash Charges Of Approximately $250 Million -- Takes Charges to Strengthen Reserves and Revalue Certain Investments and Collateral Amid Continuing Commercial Aviation Downturn

         CHICAGO, Oct. 4, 2002 - The Boeing Company [NYSE: BA] announced today that it will recognize, on a pre-tax basis, certain non-cash charges that will reduce operating earnings approximately $250 million. The expected after-tax impact to net earnings is approximately $158 million, or $0.20 per share for the quarter ending September 30, 2002. Boeing will report its full results for the quarter on October 16, 2002.
         Boeing and its financing subsidiary, Boeing Capital Corporation (BCC), have completed their quarterly assessment of BCC's financing and investment assets. BCC's portfolio of financing assets at the end of the third quarter totaled $11.5 billion, of which $8.8 billion was related to Boeing products and services, primarily commercial aircraft. The continuing effects of the current airline industry downturn have caused significant reductions in commercial aircraft values. Older and/or out-of-production aircraft models have experienced the most significant declines in value, while newer aircraft models have seen more moderate declines. At the same time, the credit ratings of many airlines, particularly in the United States, have continued to deteriorate despite initiatives to restore long-term profitability.
           Boeing and BCC anticipated that airline traffic and profitability would gradually, but steadily, recover following Sept. 11, 2001. However, recent announcements by the major domestic airlines and credit rating agencies indicate that this recovery will not be as rapid as anticipated. The charges recognized in the third quarter reflect the continued pressure on airline credit ratings as well as collateral valuations, particularly for older and/or out-of-production aircraft types in the BCC financing portfolio.
           To record these non-cash charges, third quarter BCC segment operating earnings will be reduced by approximately $149 million. Operating earnings in Boeing's "Other" segment will be reduced approximately $101 million for the quarter due to certain guarantees the parent has provided to BCC.

     The financial statements of Boeing and BCC will reflect the adjustments described below for the quarter ending September 30, 2002:

1)       Increased valuation allowance totaling $110 million.
         Boeing will record a pre-tax expense of approximately $110 million to increase the valuation allowance and strengthen reserves for BCC's receivables. BCC will record $75 million of this increase. The remaining $35 million will be recorded in the "Other" segment of Boeing due to parent guarantees that mitigate BCC's exposure.
         Each quarter BCC reviews customer credit ratings, published historical credit default rates and third-party aircraft valuations as a basis to validate the reasonableness of its valuation allowance. As noted, airline credit ratings have deteriorated. Published sources and recent market transactions also indicate that valuations for a number of aircraft types used as collateral continue to remain depressed.
         Although no significant airline-related receivable write-offs were recorded during the third quarter, nor have airline delinquency rates in the BCC portfolio substantially deteriorated, Boeing and BCC determined that an increase in the valuation allowance for BCC's portfolio of receivables is warranted in these circumstances. As a result of this adjustment, the allowance recorded by BCC as of September 30 will equal approximately 3.1% of the applicable BCC receivables, up from 2.1% at June 30, 2002.

2) Revaluation of certain investments in equipment trust certificates securitized by aircraft on lease to United Airlines: $79 million
         As disclosed at the end of the second quarter, United Airlines accounts for approximately $1.3 billion, or nearly 12 percent, of the total BCC portfolio. Most of BCC's United portfolio consists of financings to support recent deliveries of late-model 777 aircraft.

         Among BCC's other portfolio holdings related to United is a long-held investment in equipment trust certificates totaling approximately $79 million. This investment, securitized by aircraft on lease to United Airlines and classified as a held-to-maturity debt investment, has declined in value for a period that is now determined to be other than temporary. As a result, the investment is being written down to its estimated current fair value.
         This write-down is also based on the decline in credit ratings of United Airlines, the long-term maturity of the investment and the decline in the underlying aircraft collateral valuations. The ultimate realization of this investment will depend upon United Airlines continuing to meet its related contractual obligations. United remains current on all of its payment obligations to BCC. The total pre-tax expense to be recorded in the third quarter is approximately $79 million, of which $13 million will be recorded by BCC. The remaining $66 million will be recorded in Boeing's "Other" segment due to parent guarantees that mitigate BCC's exposure.


3) Revaluation of equipment held for lease in a joint venture and other adjustments totaling $61 million
        Boeing Capital Corporation holds an investment in a joint venture that was established to lease and eventuallyconvert 24 Boeing 727 passenger aircraft to full cargo configuration. The current value of these 727s, which average over 20 years old, is based upon BCC's estimate of future cash flows they are likely to generate. As a result of this estimate, considering the age of the aircraft and current market conditions, BCC will recognize an impairment to the investment in this joint venture, resulting in a pre-tax charge of $48 million for the quarter. The BCC portfolio does not include any Boeing 727 aircraft other than those held through this joint venture. BCC has also identified additional pre-tax charges totaling $13 million primarily attributable to valuations of certain regional turboprops and other assets in its portfolio. Both of these charges will be recorded at BCC.

The table below summarizes the third quarter pre-tax charges and adjustments discussed above:




                                    Charges
    (Millions of Dollars)       Boeing Capital Corporation     Boeing "Other" Segment      Consolidated Total Boeing

------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------

Increased valuation allowance               $75                          $35                         $110
for potential losses
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
Impairment of investment in                 $13                          $66                          $79
equip. trust certificates
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
Impairment of joint venture                 $48                          --                           $48
aircraft held for lease
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
Revalue other assets,                       $13                          --                           $13
primarily turboprops
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
   Total                                   $149                         $101                         $250
------------------------------- ---------------------------- ---------------------------- ----------------------------



Summary
         BCC continuously monitors the key factors that impact the value of its portfolio. The magnitude of the non-cash charges and valuation allowance increase taken during the third quarter incorporates the deterioration of aircraft collateral values and customer credit ratings to date. Although its portfolio growth is expected to slow as fewer commercial airplanes are delivered, BCC will continue to provide prudent financing that takes into consideration current market conditions and applies appropriate credit, equipment, return and loan-to-value standards.

                                      # # #

Contact: Communications: John Morrocco or John Dern (312) 544-2002
        Investor Relations: Paul Kinscherff or Kathy Kroupa(312) 544-2140

                           Forward-Looking Information
                             Is Subject to Risk and
                                   Uncertainty

Certain statements in this release contain "forward-looking" information that involves risk and uncertainty. This forward-looking information is based upon a number of assumptions including assumptions regarding global economic, passenger and freight growth; successful negotiation of contracts with the Company's labor unions; current and future markets for the Company's products and services; demand for the Company's products and services; performance of internal plans, including, without limitation, plans for productivity gains, reductions in cycle time and improvements in design processes, production processes, program performance, benefits from re-organizations, and asset utilization; product performance; customer financing; customer, supplier and subcontractor performance; customer model selections; favorable outcomes of certain pending sales campaigns and U. S. and foreign government procurement actions; including the timing of procurement of tankers, supplier contract negotiations; price escalation; government policies and actions; regulatory approvals; and successful execution of acquisition and divestiture plans; and the assessment of the impact of the attacks of September 11, 2001. Actual results and future trends may differ materially depending on a variety of factors, including collective bargaining labor disputes; the Company's successful execution of internal performance plans, including continued research and development, production rate increases and decreases (particularly with respect to wide-body production), production system initiatives, timing of product deliveries and launches, supplier contract negotiations, asset management plans, acquisition and divestiture plans, procurement plans, credit rating agency assessments, and other cost-reduction efforts; the actual outcomes of certain pending sales campaigns and U. S. and foreign government procurement activities; including the timing of procurement of tankers, acceptance of new products and services; product performance risks; the cyclical nature of some of the Company's businesses; volatility of the market for certain products and services; domestic and international competition in the defense, space and commercial areas; continued integration of acquired businesses; uncertainties associated with regulatory certifications of the Company's commercial aircraft by the U.S. Government and foreign governments; other regulatory uncertainties; performance issues with key suppliers, subcontractors and customers; governmental export and import policies; factors that result in significant and prolonged disruption to air travel worldwide; any additional impacts from the attacks of September 11, 2001; global trade policies; worldwide political stability; domestic and international economic conditions; price escalation trends; the outcome of political and legal processes, including uncertainty regarding government funding of certain programs; changing priorities or reductions in the U.S. Government or foreign government defense and space budgets; termination of government contracts due to unilateral government action or failure to perform; legal, financial and governmental risks related to international transactions; legal proceedings; and other economic, political and technological risks and uncertainties. Additional information regarding these factors is contained in the Company's SEC filings, including, without limitation, the Company's Annual Report on Form 10-K for the year ended, 2001 and the 10Q for the quarter ended 31 March 2002 and 30 June 2002.